Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Danka Business Systems PLC

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Danka 401(k) Profit Sharing Plan of Danka Business Systems PLC and to the incorporation by reference therein of our reports (a) dated June 4, 2004, with respect to the consolidated financial statements and schedule of Danka Business Systems PLC included in its Annual Report (Form 10-K) for the year ended March 31, 2004 and (b) dated July 9, 2004, with respect to the financial statements and schedule of the Danka 401(k) Profit Sharing Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2003, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

September 2, 2004